Exhibit 10.13

PRIVATE AND CONFIDENTIAL

DATED 13 MARCH, 2007

(1) INTERFACE EUROPE LTD

(2) LINDSEY KENNETH PARNELL

OVERSEAS SERVICE AGREEMENT

THIS DEED is made on

BETWEEN:-

(1)	INTERFACE EUROPE LTD whose registered office is at Shelf Mills, Shelf, Halifax HX3 7PA ("the Company"); and

(2)	LINDSEY KENNETH PARNELL of The Old School House, South Cape, Laxey, Isle of Man, IM4 7HZ ("the Executive")

THE PARTIES AGREE as follows:

1.	1DEFINITIONS"\l 1 DEFINITIONS

1.1	In this Agreement the following words and expressions shall have the following meanings:-

“the Act”	means the Employment Rights Act 1996
“Associated Company”
means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or of a Group Company) of which more than 20 per cent of the Equity Share Capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the Equity Share Capital of the Company or a Group Company

“Board”	means the Board of Directors of the Company from time to time
"CEO"	means the President and Chief Executive Officer of Interface, Inc.
“Employment”	means the employment of the Executive under this Agreement or, where the context so requires, the duration of the employment of the Executive under this Agreement
“Equity Share Capital”	has the meaning given to it in section 744 of the Companies Act 1985

“Group”
means

(i) the Company

(ii) any Holding Company for the time being of the Company

(iii) any Subsidiary for the time being of the Company or of the Company's Holding Company

(iv) any Associated Company, and

(v) any other company or body corporate or other form of business entity the name of which is notified in writing to the Executive by the Company as being a member of the Group

“Group Company”	means any member of the Group, other than the Company, from time to time
“Holding Company” and “Subsidiary”	have the meanings given to them respectively in section 736 of the Companies Act 1985
"Intellectual Property Rights"
means trade marks, service marks, logos, get-up, trade dress, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the World

“Invention”
means any invention, discovery or improvement including (without limitation) any know how, design, image, process, plan, drawing, formula, computer programme, software (including source code and object code), system or specification which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company) whether or not now, or at any future time, capable of being the subject of patent protection (whether in the United Kingdom or in any other territory in the World)

"Material"
means any and all written, audio and/or visual work, any know-how, show-how, information, technique, invention, design, drawing, specification, component list, manual, instruction, catalogue, image, photograph, plan, formula, computer program, software or system, record, document, compilation or database which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company)

“Minority Holder”
means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 2 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or any dependent child holds or is beneficially entitled to

“Person”	includes any natural or legal person and any unincorporated firm, undertaking or similar body
"Reference Period"	means any 17 week period during the Employment
"UK Agreement"	means the service agreement entered into between the parties on the same date as this Agreement relating to the Executive's duties within the UK
"Working Time"	has the meaning given to it in Regulation 2 of the Working Time Regulations 1998
1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation or construction.

1.3	A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

1.4	Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5	Words importing one gender include the other gender.

1.6	Any reference in this Agreement to a clause or sub-clause is to the relevant clause or sub-clause of this Agreement.

1.7	The Schedule to this Agreement forms an integral part of this Agreement and any reference to this Agreement includes a reference to such Schedule.

1.8
This Agreement includes the written statement of particulars of employment which the Company is required to give the Executive under section 1 of the Act and therefore no separate written statement will be provided. Whilst most of the particulars are set out in the body of the Agreement some are set out in Schedule 1.

2.	EMPLOYMENT

The Company shall employ the Executive and the Executive agrees to act as President and Chief Executive Officer of Interface’s European Flooring Division or in such capacity of a like status as the Board or the CEO shall from time to time reasonably require on the terms set out in this Agreement.

3.	TERM OF EMPLOYMENT

3.1	This Agreement shall take immediate effect. The Executive's period of continuous employment began on 29 July 1996.

3.2
Subject to Clause 14 (Termination of Employment) the Employment shall be subject to termination at any time by the Company giving to the Executive 12 months' prior notice in writing or by the Executive giving to the Company 3 months' prior notice in writing.

3.3	Payment in Lieu of Notice

3.3.1
The Company may at any time in its absolute discretion elect to terminate the Employment forthwith by paying to the Executive, in lieu of the notice period referred to in Clause 3.2 or Clause 14.3.1 (termination on account of illness or injury) or any part thereof, an amount equivalent to the Salary for such period or part period. Such a payment shall be subject to such deductions for tax and national insurance as are required by law and to any other authorised deductions.

3.3.2	For the avoidance of doubt:-

(a)
if the Company terminates the Executive's employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on normal common law principles (including the Executive's obligation to mitigate his loss); and

(b)	the right of the Company to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

3.3.3
The Company may in its absolute discretion pay any sums due under Clause 3.3.1 as one lump sum or in instalments over the period until the date on which notice, if it had been served in accordance with Clause 3.2, would have expired. Such payments will be subject to income tax and national insurance contributions. If the Company chooses to pay in instalments the Executive is obliged to seek alternative income over the relevant period and to disclose the gross amount of any such income to the Company as evidenced by payslips and/or invoices. The instalment payments shall then be reduced by the gross amount of such income.

3.4	Garden Leave

Without prejudice to the provisions of Clauses 3.3 (payment in lieu of notice) and 14.2 (summary dismissal), the Company may at any time during the Employment require the Executive to cease performing his job for such period or periods as the Company shall in its absolute discretion determine. During any such period of garden leave:

3.4.1	the Company shall continue to pay the Executive's salary and shall provide all benefits to which he is entitled under this Agreement;

3.4.2
the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

3.4.3	the Company may forbid the Executive to enter any Group premises or to contact any employees, officers, customers, clients, agents or suppliers of the Group without its prior consent;

3.4.4
the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation, all items mentioned in Clause 14.4, save that the Executive shall not be required to return his Company car until the termination of the Employment; and

3.4.5
for the avoidance of doubt the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being on garden leave including, without limit, the Executive's duty of good faith and the Executive's duties under Clause 4.5 (Executive not to be employed in any other business).

4.	DUTIES OF THE EXECUTIVE

4.1
The Executive shall, in his capacity as President and Chief Executive Officer of Interface’s European Flooring Division be responsible to the Board and the CEO for the management of the Company's and that Division's affairs outside the UK.

4.2
The Executive accepts that without being entitled to further remuneration the Company may require him to act as an officer of the Company and any Group Company or hold any other appointment or office as nominee or representative of the Company and any Group Company.

4.3	During the Employment the Executive shall at all times in relation to the Group's business and operations (insofar as such matters are not already covered in Clause 4 of the UK Agreement):

4.3.1	use his best endeavours to promote the interests and reputation of the Group giving at all times the full benefit of his knowledge, expertise and skill;

4.3.2
faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the business of the Group as the Board and/or the CEO may from time to time require;

4.3.3
keep the Board and/or the CEO promptly and fully informed (in writing if so required) of his conduct of the business of the Company and any Group Company and provide the Board and/or the CEO with all information regarding the affairs of the Company and any Group Company and his conduct in relation thereto as it shall require;

4.3.4	conform to the instructions or directions of the Board and/or the CEO and implement and apply the policy of the Company as determined by the Board and/or the CEO from time to time;

4.3.5	refrain from making any false or misleading statements about the Company or any Group Company;

4.3.6	refrain from entering into any arrangement on behalf of the Company or any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms.

4.4	The Company may from time to time during any period of garden leave appoint any other person or persons to act jointly with the Executive to perform the duties of the Executive under this Agreement.

4.5
Subject to the Executive's duties under the UK Agreement, the Executive shall not during the Employment without the prior written consent of the CEO be directly or indirectly employed, engaged, concerned or interested, whether as a director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise, in any other business, undertaking or occupation or the setting up of any other business, undertaking or occupation, or accept any other engagement or public office but the Executive may nevertheless be or become a Minority Holder provided that the Executive discloses this to the Company.

4.6
The Executive shall not during or after the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company and if during the Employment the Executive shall learn of any act or omission by any other person whether or not employed by the Company or any Group Company which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company he shall promptly report it to the Board and the CEO giving all necessary particulars, irrespective of whether this may involve some degree of self-incrimination. This shall include without limit any behaviour by any current or former officer or employee of the Company or any Group Company which could reasonably be construed as an attempt to entice the Executive or any other employee of the Company or any Group Company to leave the employment of the Company or any Group Company.

4.7
The Executive shall hold any office in the Company and any Group Company subject to the Articles of Association as amended from time to time. Save as otherwise provided in this Agreement, if the provisions of this Agreement conflict with the Articles of Association, the Articles of Association will prevail.

5.	HOURS OF WORK

5.1
Subject to the performance of any activities pursuant to the UK Agreement or permitted by the CEO under Clause 4.5 the Executive shall devote the whole of his working time and attention to the service of the Group except during holidays and any periods of absence due to illness or injury.

5.2
As the duration of the Executive's working time is determined exclusively by the Executive the parties believe that the Executive falls within Regulation 20(1) of the Working Time Regulations 1998 ("the Regulations") so that the Executive is not affected by the limit on weekly Working Time contained in Regulation 4(1) of the Regulations ("Regulation 4(1)"). If this is not the case, then the Executive agrees that the limit in Regulation 4(1) shall not apply to the Executive and that the Executive's working time (including overtime) may therefore exceed an average of 48 hours for each 7 day period in the Reference Period whenever this is necessary for the proper discharge of the Executive's duties. The Executive shall be entitled to withdraw such agreement by giving 3 months' prior written notice to the Company.

5.3	The Executive agrees that he will comply with all policies or requirements of the Company from time to time in force, in relation to the recording of Working Time.

6.	PLACE OF WORK

6.1	The Executive will work within Europe as required by the Board and/or the CEO for the proper performance of his powers and duties under this Agreement.

6.2
For the purpose of performing his duties, the Executive shall undertake such journeys outside the UK as the Board and/or the CEO shall require. Travelling and other expenses shall be reimbursed in accordance with Clause 8.

7.	SALARY

7.1
During the Employment the Company shall pay to the Executive a basic salary at the rate of £150,000 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the 15th day of each month (the "Salary"). The Salary shall be deemed to include any fees or other remuneration receivable by the Executive as a Director of any Group Company registered outside the UK or in respect of any other company or unincorporated body in which he holds office or any other appointment as nominee or representative of any Group Company registered outside the UK.

7.2
The Salary shall be reviewed by the CEO from time to time and the rate of the Salary may be increased by the Company with effect from that date by such amount if any as it shall think fit. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any increase in the Salary under this Clause, and there will be no review of the Salary after notice has been given in accordance with Clause 3.2 or if the Executive is in receipt of benefits under the Company's permanent health insurance scheme.

7.3
During the Employment the Company may in its absolute discretion decide to pay to the Executive, in addition to the Salary, bonuses of such amounts (if any) at such times and subject to such conditions as the CEO may in his sole discretion decide. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any bonus payment under this Clause.

7.4
For the purposes of sections 13 to 16 of the Act, the Executive hereby consents to the deduction from his salary (or from any other sum due from the Company or any Group Company to the Executive which falls within the definition of "Wages" in section 27 of the Act) of any sums owing by the Executive to the Company or to any other Group Company at any time and he also agrees to make payment to the Company or any Group Company of any sums owed by him to the Company or any Group Company upon demand by the Company at any time. This sub-clause is without prejudice to the right of the Company and any Group Company to recover any sums or balance of sums owed by the Executive to the Company and any such Group Company by legal proceedings.

8.	EXPENSES

8.1
The Company shall refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

8.2
If the Company provides the Executive with any credit or charge card the Executive shall use such card solely for those expenses referred to in Clause 8.1 and he shall immediately return any such card to the Company whenever so required by the Board, and in any event in accordance with the provisions of Clause 3.4 (garden leave), Clause 14.4.2 (termination of employment) and Clause 15.1.3 (suspension from employment) where applicable.

9.	COMPANY CAR

9.1
The Company shall provide the Executive with the use of a motor car (the model to be determined in accordance with the Company's car policy as amended from time to time) for use on business and private purposes and shall pay all fuel, and all repairs and other reasonable expenses in connection therewith including costs of maintenance but excluding any income tax payable by the Executive as a benefit in kind. For the avoidance of doubt, the Executive shall only be entitled to be provided with one car by the Company, and the same car may be provided in satisfaction of the Company's obligations under both this Agreement and the UK Agreement.

9.2	The Executive shall:-

9.2.1
comply with the Company's car policy as amended from time to time, including without limitation by taking good care of the car and ensuring that it is used in accordance with the terms of the Company’s insurance policy; and

9.2.2
shall return the vehicle in good condition together with any keys to the Company immediately following termination of his employment hereunder or at any other time if so requested by the Company for the purposes of inspection.

10.	PENSION AND LIFE ASSURANCE

10.1
The Executive may remain a member of the pension scheme operated by the Company, and of which he is a member, as at the date of this Agreement ("the Pension Scheme") subject to the rules of such scheme from time to time in force.

10.2	The Appendix contains a letter which sets out the current position with regard to your pension.

10.3	No contracting out certificate is in force in relation to the Pension Scheme.

11.	PERMANENT HEALTH INSURANCE SCHEME

11.1
During the Employment the Executive shall be entitled to participate at the Company's expense in the Company's permanent health insurance scheme (the "PHI Scheme") subject always to the rules of the PHI Scheme for the time being in force (details of which are available on request from the Company Secretary), to the approval of the relevant insurer and to the conditions set out in Clause 11.2.

11.2	The Executive's participation in the PHI Scheme shall be on the basis that:

11.2.1	if the insurer fails or refuses to provide the Executive with any benefit under the PHI Scheme, the Executive will have no right of action against the Company in respect of such a failure or refusal;

11.2.2	the Executive's health is such that the Company is able to obtain cover or to obtain cover on terms and at a premium that the Company considers reasonable; and

11.2.3	in the event that the Executive wishes to make a claim under the PHI Scheme the Company will use reasonable endeavours to:-

(a)	obtain from its insurers any forms required to initiate the Executive's claim;

(b)	provide the Executive with such forms in order to enable him to make a claim;

(c)
liaise between the Executive and its insurers in order to assist with the processing of the Executive's claim but the Company will neither be liable to the Executive for any failure or refusal on the part of the scheme insurer to provide any benefits under the PHI Scheme nor be required to attempt to persuade the insurers to provide any such benefits to the Executive (whether by means of threatening or issuing proceedings against the insurer or otherwise).

11.3
The Company reserves the right at any time to withdraw or amend any of the rules or benefits of the PHI Scheme (including the level of cover) and any such changes shall take effect as between the Executive and the Company upon the Executive receiving written notice of the same from the Company in accordance with Clause 23.

12.	HOLIDAY

12.1
The Executive is entitled to 27 working days paid holiday in each holiday year. The holiday year runs from 1 January to 31 December and holiday entitlement is to be taken at such times as is agreed by the CEO. For the purposes of this Agreement, any holiday taken pursuant to the UK Agreement shall be aggregated with holiday taken pursuant to this Agreement and the Executive may take no more than an aggregate of 35 days' holiday in any holiday year pursuant to this Agreement and the UK Agreement.

12.2	The Executive shall not be entitled to carry forward any unused part of his holiday entitlement to a subsequent holiday year.

12.3
Where the Employment starts or terminates during a holiday year the Executive will be entitled in that year to such proportion of his annual holiday entitlement as equals the proportion of time he is employed under this Agreement in that year, rounded to the nearest half day except that if the Executive has accrued sufficient holiday in a particular holiday year to comply with the Working Time Regulations 1998 ("the Regulations") no holiday entitlement shall accrue during any period of garden leave taken in accordance with Clause 3.4.

12.4	The Executive shall not be entitled to payment in lieu of any unused part of his holiday entitlement, except on termination of the Employment in accordance with Clause 12.6.

12.5
The Executive shall not accrue any entitlement to holiday in respect of periods of absence from the office due to injury or illness of more than 20 consecutive days absence in any holiday year, save in relation to statutory holiday (if any) to which the Executive is entitled as a matter of law.

12.6	On termination of the Employment the Executive shall be entitled to be paid in lieu of any outstanding holiday entitlement.

12.7	For the avoidance of doubt Regulations 15(1) to 15(4) of the Regulations do not apply to the Employment.

13.	SICKNESS

13.1
If during the Employment the Executive is absent from work due to illness or injury he must notify the Company as soon as possible. The Executive shall complete any self-certification forms which are required by the Company immediately upon his return to work and, if his incapacity continues for more than 7 consecutive days (whether working days or not) shall produce medical certificates to cover the duration of his absence from work. Provided the Executive complies with these requirements, undergoes any medical examination or tests required by the Company under Clause 13.5 and provided the Company is satisfied that the Executive's absence is due to illness or injury, the Executive's absence will be regarded as authorised.

13.2
The Executive shall be entitled to receive the Salary due to him under this Agreement during any authorised period or periods of absence due to illness or injury up to a maximum of 52 weeks in aggregate in any 48 month period ("Contractual Sick Pay"). Thereafter he will not be entitled to any further payment from the Company or any other Group Company (other than by way of any Statutory Sick Pay due to him or any pay due to him pursuant to the terms of Clause 11) nor to the continued provision of his benefits under this Agreement until the resumption of his duties.

13.3
Contractual Sick Pay shall be subject to set off by the Company in respect of any statutory sick pay or social security benefits to which the Executive is entitled (whether or not such benefits are actually received).

13.4	For statutory sick pay purposes the Executive's qualifying days shall be his normal working days.

13.5
The Executive may at the Company's expense be required during the course of the Employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a medical examination to help determine his fitness for continued Employment and he shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall co-operate in ensuring the prompt delivery of any resulting report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive hereby consents to the Company obtaining any medical report relating to his physical or mental health prepared by a medical practitioner who is or has been responsible for the clinical care of the Executive.

13.6	Third Party Injury to Executive

13.6.1
If the Executive is absent from work by reason of any illness or injury caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this Clause 13 in respect of the said absence shall be repaid by the Executive if and to the extent that he recovers damages or compensation for loss of earnings from the said third party and/or from the Criminal Injuries Compensation Authority or the Motor Insurers' Bureau or any other similar body ("the Relevant Bodies") by action or otherwise.

13.6.2
Where the Executive receives any damages or compensation for loss of earnings as referred to in Clause 13.6.1, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this Clause within 28 days of receipt of the said damages or compensation.

13.7	For the avoidance of doubt:-

13.7.1	the term "illness or injury" as used in this Clause 13 includes any mental or psychiatric illness and any injury, whether or not this has been sustained in the course of the Executive's duties; and

13.7.2	the provisions of this Clause 13 are subject to the termination provisions set out in Clause 14 and in particular the Company's right in Clause 14.3 to terminate on account of illness or injury.

14.	TERMINATION OF EMPLOYMENT

14.1	Retirement

Notwithstanding the other provisions of this Agreement and in particular Clause 3.2, the Employment will terminate on the Executive's 65th birthday.

14.2	Summary Dismissal

Notwithstanding the provisions of Clauses 3.2 (notice clause), 3.3 (payment in lieu of notice) and 14.3 (termination on account of illness or injury), the Company may by written notice to the Executive forthwith terminate the Employment (without being under any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if the Executive:-

14.2.1	fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

14.2.2	does not comply with any lawful order or direction given to him by the Board;

14.2.3	is guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

14.2.4	in the performance of his duties or otherwise commits any act of gross misconduct or act of misconduct having already received a final written warning;

14.2.5	adversely prejudices or by the Executive's acts or omissions (whether at or outside work) is likely in the reasonable opinion of the Board to prejudice the interests or reputation of the Group;

14.2.6
resigns as a director of the Company without the written consent of the Board or is disqualified from holding or ceases to hold office as a director of the Company or any Group Company by virtue of any court order, under any provision of general law or under any provision of the Company's Articles of Association save where this arises by reason of him not being re-elected as a director of the Company at any annual general meeting of the Company or any Group Company at which, under the said Articles, he is to retire by rotation;

14.2.7	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment cannot be imposed);

14.2.8
is made the subject of a bankruptcy order or has a receiving order or an administration order made against him or makes any composition or arrangement with his creditors generally or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors;

14.2.9	becomes a patient within the meaning of the Mental Health Act 1983; or

14.2.10	terminates the UK Agreement or such agreement terminates by operation of law,

or if the Company has cause lawfully to terminate the UK Agreement without notice or payment in lieu of notice pursuant to its terms

14.3	Termination on Account of Illness or Injury

14.3.1
Without prejudice to Clauses 14.2 (summary dismissal) and 3.3 (payment in lieu of notice) and subject to Clause 14.3.1 (restrictions on dismissals in context of the PHI Scheme), but notwithstanding any other provision of this Agreement, if the Executive shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months ("the Period or Periods of Incapacity") then the Company may, by not less than 6 months' prior written notice to the Executive, terminate the Employment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

14.3.2
Where the Executive is receiving benefits under the Company's permanent health insurance scheme ("the PHI Benefits") or where the Executive is awaiting a decision from the scheme insurers in respect of benefits under the scheme (provided that such a decision is not unreasonably delayed) the Company shall not terminate the Employment for any reason where to do so would render the Executive ineligible for PHI Benefits or eligible for a reduced rate of PHI Benefits PROVIDED THAT nothing in this sub-clause shall prevent the Company from:-

(a)	terminating the Employment pursuant to Clause 14.2 (summary dismissal); or

(b)	terminating the Employment under Clause 3.2 by reason of redundancy; or

(c)	terminating the Employment forthwith where the Executive ceases to receive PHI Benefits and in such circumstances the Executive agrees that the Company would be acting reasonably in so terminating the Employment.

14.4	Upon termination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:-

14.4.1
all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media including any copies thereof which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information (as defined by Clause 17.5);

14.4.2	all credit cards and charge cards provided for the Executive's use by the Company;

14.4.3	any Company car provided and all keys and documents relating to it; and

14.4.4	all other property of the Group not previously referred to in this Clause.

15.	SUSPENSION FROM EMPLOYMENT AND DISCIPLINARY MEASURES

15.1
In order to investigate a complaint of misconduct against the Executive or in which the Executive is implicated and/or during the course of any disciplinary process to which the Executive is subject, the Company shall be entitled to suspend the Executive from his duties on full pay with full entitlement to all other benefits to which he is entitled under this Agreement for so long as the Board and/or CEO shall consider necessary in order to facilitate a proper investigation of such complaint and during such period of suspension:-

15.1.1
without prejudice to Clause 4 (duties of the Executive) the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

15.1.2
the Company may forbid the Executive to enter any Company or Group Company premises or to contact any employees, officers, customers, clients, agents or suppliers of the Company or any Group Company without its prior consent such consent not to be unreasonably withheld;

15.1.3
the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation all items mentioned in Clause 14.4 save for the avoidance of doubt, nothing in this Clause shall require the Executive to return his Company car until the termination of the Employment; and

15.1.4
the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being suspended from duties, including without limit the Executive's duty of good faith and the Executive's duties under Clause 4.5 (Executive not to be employed in any other business).

15.2
The Company's normal disciplinary (which cover decisions regarding dismissal) and grievance procedures apply to the Executive's employment with such modifications as the Company may deem to be necessary to take account of the Executive's seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not therefore be obliged to follow the procedures or any part thereof in whole or in part at any stage of the Employment.

15.3
If the Executive is dissatisfied with any disciplinary decision taken against him (including a decision to dismiss him) or if the Executive seeks redress for any grievance relating to the Employment he should raise the issue in writing with the CEO. Full details of how to go about this and the steps that follow such application are set out in the Company's disciplinary and grievance procedures.

16.	DIRECTORSHIPS AND SHAREHOLDINGS

16.1	During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of the Company or any Group Company.

16.2	The Executive shall not resign his office as a director of the Company or any Group Company without the agreement of the Company.

16.3	The Executive shall, at the written request of the Board:-

16.3.1
immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company and any Group Company and from any other appointments or offices which he holds as nominee or representative of the Company and any Group Company; and

16.3.2	transfer without payment as the Company may direct any qualifying shares held by the Executive in accordance with the Articles of Association of the Company and/or any Group Company

and in the event of his failure to do so within 7 days of the said request the Executive hereby irrevocably authorises any director of the Company for the time being in his name and on his behalf to execute any documents or do anything else that is necessary to effect such resignations and/or transfers. For the avoidance of doubt, the Board may make a request in accordance with this Clause at any time, including, but not limited to, in circumstances where the Executive is on garden leave pursuant to clause 3.4, is in receipt of benefits under the PHI Scheme pursuant to Clause 11, has been suspended from the Employment pursuant to clause 15.1 or where the Employment has terminated for any reason.

16.4
If during the Employment the Executive shall cease to be a director of the Company or any other Group Company (otherwise than for a reason justifying summary dismissal pursuant to Clause 14.2.6) the Company may by written notice terminate the Employment or alternatively, at the discretion of the Company, the Employment shall continue as if the Executive had been employed as an Executive Manager and, irrespective of any provisions of the Articles, the terms of this Agreement (save those relating to the holding of the office of director) shall continue in full force and effect.

17.	CONFIDENTIAL INFORMATION

17.1
The Executive is aware that in the course of the Employment he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any Group Company all of which information is or may be Confidential Information. Accordingly the Executive gives the undertakings set out in this Clause 17 to the Company for itself and for the benefit of and as trustee for any Group Company.

17.2
The Executive shall not during the Employment or afterwards use, exploit (except for the benefit of the Group) or divulge to any third party by any means any Confidential Information except he shall be permitted to do so:-

17.2.1	when necessary in the proper performance of the duties of the Employment;

17.2.2	with the express written consent of the Board; or

17.2.3	where this is required by law.

17.3
The Executive shall, during the Employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Group or otherwise and shall be under an obligation promptly and freely to report to the Board and the CEO any such unauthorised use or disclosure which comes to his knowledge.

17.4
The Executive shall not, during the Employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record, or memorandum (whether recorded in writing, on computer disk or tape or otherwise) of any Confidential Information and any such copy record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company at any time during or after the Employment at the request of the Board or the CEO.

17.5	In this Agreement "Confidential Information" means:-

17.5.1
all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any other Group Company which is designated by the Company or any Group Company as confidential; and

17.5.2
all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential; and

17.5.3
all information which relates to the business, finances, transactions, affairs, products, processes, equipment or activities of actual or potential clients, customers, suppliers or other persons which has been given to the Company or any Group Company in confidence provided that information shall not be, or shall cease to be, Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default of the Executive.

17.6
Nothing in this Clause 17 shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first complied with the Company's procedures relating to such disclosures.

17.7	This Clause is without prejudice to the Executive's obligations under Clause 20 (data protection).

18.	POST TERMINATION COVENANTS

18.1	For the purposes of this Clause the following words and expressions shall have the following meanings:-

18.1.1	"Business"
the business or businesses of the Company or any other Group Company in or with which the Executive has been involved or concerned outside the UK at any time during the period of 12 months prior to the Termination Date

18.1.2	"directly or indirectly"
the Executive acting either alone and on his own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise

18.1.3	"Key Personnel"
any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment

18.1.4	"Prospective Customer"
any person, firm or company which has been engaged in negotiations, with which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing goods and services from the Company or any Group Company outside the UK during the period of 6 months prior to the Termination Date

18.1.5	"Relevant Area"	Europe
18.1.6	"Relevant Customer"
any person, firm or company which at any time during the 12 months prior to the Termination Date was a customer of the Company or any Group Company outside the UK, with whom or which the Executive dealt directly other than in a de minimis way or for whom or which the Executive was responsible in a supervisory or managerial capacity on behalf of the Company or any Group Company at any time during the said period

18.1.7	"Relevant Goods and Services"
any goods and services competitive with those supplied by the Company or any Group Company outside the UK at any time during the 12 months prior to the Termination Date in the supply of which the Executive was directly involved or concerned at any time during the said period

18.1.8	"Relevant Period"
the period of the Employment and, for the purposes of Clause 18.2, the period of 6 months from the Termination Date and, for the purposes of Clauses 18.3 and 18.4, the period of 12 months from the Termination Date except that any period of garden leave served by the Executive pursuant to Clause 3.4 shall reduce the Relevant Period accordingly

18.1.9	"Relevant Supplier"
any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company outside the UK and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way

18.1.10	"Termination Date"	the date on which the Employment shall terminate
18.2
Without prejudice to Clause 4.5 (Executive not to be employed in any other business) the Executive shall not without the prior written consent of the CEO directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business.

18.3
The Executive shall not, other than during the Employment in the ordinary and proper course of his duties and for the benefit of the Company, without the prior written consent of the CEO directly or indirectly at any time within the Relevant Period:

18.3.1	solicit the custom of; or

18.3.2	facilitate the solicitation of; or

18.3.3	deal with

any Relevant Customer in respect of any Relevant Goods and Services; or

18.3.4	solicit the custom of; or

18.3.5	facilitate the solicitation of; or

18.3.6	deal with

any Prospective Customer in respect of any Relevant Goods and Services; or

18.3.7	interfere; or

18.3.8	endeavour to interfere

with the continuance of supplies to the Company and/or any other Group Company (or the terms relating to those supplies) by any Relevant Supplier.

18.4	The Executive shall not without the prior written consent of the CEO directly or indirectly at any time during the Relevant Period:-

18.4.1	entice away from the Company or any other Group Company; or

18.4.2	endeavour to entice away from the Company or any other Group Company any Key Personnel.

18.5
The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties he has or will have knowledge of Confidential Information and is therefore in a position to harm the goodwill and interests of the Company and any Group Companies ("the Interests") if he were to make use of such Confidential Information for his own purposes or the purposes of another. Accordingly, having regard to the above, the Executive acknowledges that the provisions of this Clause are fair, reasonable and necessary to protect the Interests. Whilst the provisions of this Clause 18 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group's legitimate expectations of the future development of the business, it is acknowledged by the Executive that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 18 in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 18 in order to protect the Interests.

18.6
The Executive acknowledges that the provisions of this Clause 18 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on its own behalf and on behalf of any of the Group Companies.

18.7
Each of the obligations in this Clause 18 is an entire separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

18.8
If any of the restrictions or obligations contained in this Clause 18 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

18.9
The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 18 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the Relevant Period.

18.10
The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any other Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.

18.11
The Executive agrees that if the Company transfers all or any part of its business to a third party ("the Transferee"), the restrictions contained in this Clause 18 shall, with effect from the date that the Executive becomes an employee of the Transferee, apply to the Executive as if references to the Company include the Transferee and references to any Group Company include any Group Company of the Transferee.

19.	INTELLECTUAL PROPERTY

19.1
If during the course of his Employment the Executive alone or with others (including without limitation those others who are under his direction) makes, discovers, develops, or directs the discovery of any Invention he shall promptly disclose it to the Board giving full particulars of it including all necessary drawings, know how, models, specifications or other material related to the Invention, and the Executive agrees and acknowledges that:-

19.1.1
because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made, discovered, developed, or directed by the Executive in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company and the Executive acknowledges that at the date of this Agreement he does not have any facilities for making Inventions other than those provided by the Company or any Group Company under this Agreement; and

19.1.2	the provisions of this sub-clause:-

(a)
shall not entitle the Executive to any compensation beyond the salary to which he is entitled under Clause 7 of this Agreement except that nothing in this Agreement excludes or restricts any rights which the Executive may have to claim additional compensation by virtue of section 40 of the Patents Act 1977, in the case of any Invention in relation to which a British patent has been granted, and in relation to which the Company has derived outstanding benefit from such Invention and/or the patent for it; and

(b)	shall not restrict the Executive's rights under sections 39 to 43 of the Patents Act 1977.

19.2	The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).

19.3
The Executive shall, at the cost of the Company and on demand, execute all such documents and do all such other acts as the Company shall require to enable the Company or its nominee to obtain the full benefit of any Invention (and all the rights therein) or Intellectual Property Rights in any Material to which the Company is entitled and to secure (in the case of all registered Intellectual Property Rights) such registration or similar protection in any part of the world as the Company may consider appropriate.

19.4
The Executive shall, for a period not exceeding 5 years from the date of termination of this Agreement give to the Company, or any successor in title there from, such assistance as the Company may require (in its absolute discretion) in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Intellectual Property Right in any Material or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

19.5
The Executive shall not disclose to any other Person without the consent of the Company being previously obtained (which if given may be subject to conditions) the details of any Invention or Material.

19.6
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute or sign all such documents and to do all such acts as may be necessary or desirable to give effect to this Clause 19.

19.7
If the Executive shall during the Employment make or discover any Invention, or write, originate, produce, devise, conceive, create, develop or direct any Material (whether alone or with others (including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties), in which despite the previous provisions of this Clause, any Intellectual Property Rights (including any patents) belong to the Executive and not the Company then the Executive shall if so required by the Board:-

19.7.1	assign such rights to the Company or its nominee; and

19.7.2	until such rights shall be fully and absolutely vested in the Company shall hold the same as trustee for the Company.

19.8
Decisions as to the patenting and exploitation of any Invention shall be at the sole discretion of the Company and the Company shall not be under any obligation to take any step or register any patent or other right in respect of, or to develop or exploit, any Invention or Material discovered, written, originated, produced, devised, conceived, created, developed or directed by the Executive.

19.9	Nothing in this Clause shall be taken to limit or derogate from the obligations of the Executive under Clause 17 (confidential information).

20.	DATA PROTECTION

20.1
The Executive shall at all times during the Employment act in accordance with the Data Protection Act 1998 ("the 1998 Act") and shall comply with any policy introduced by the Company from time to time to comply with the 1998 Act. Breach of this undertaking will constitute a serious disciplinary offence.

20.2
The Executive agrees to provide the Company in its capacity as Data Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement, the administration of the employment relationship (both during and after the Employment) or the conduct of the Company's business or where such provision is required by law ("the Authorised Purposes").

20.3
The Executive explicitly consents to the Company or any Group Company processing his Personal Data, including his Sensitive Personal Data, where this is necessary or reasonably required to achieve one or more of the Authorised Purposes (including without limitation any self-certification forms or medical certificates supplied to the Company to explain the Executive's absence by reason of illness or injury, any records of sickness absence, any medical reports or health assessments and any information relating to any criminal convictions or any criminal charges secured or brought against him).

20.4
The Executive acknowledges that the Company may, from time to time collect or disclose his Personal Data (including his Sensitive Personal Data) from and to third parties (including without limitation the Executive's referees, any management consultants or computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies and any potential purchasers of the business). The Executive consents to such collection and disclosure even where this involves the transfer of such data outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or is in the interests of the Company and/or its shareholders.

20.5	The Company agrees to process any Personal Data made available to it by the Executive in accordance with the provisions of the 1998 Act.

20.6	In this Clause "Data Controller" "Personal Data" "processing" and "Sensitive Personal Data" shall have the meaning set out in sections 1 and 2 of the 1998 Act.

21.	THIRD PARTY RIGHTS

21.1
The Company and the Executive agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Executive without the consent of any such Third Party.

21.2	For the purposes of this Clause a "Third Party" means any person who is not named as a party to this Agreement.

22.	PREVIOUS AGREEMENTS

22.1
This Agreement constitutes the entire understanding between the parties with respect to its subject matter and, with the exception of the UK Agreement, supersedes all previous agreements and undertakings (if any) relating to the employment of the Executive by the Company or any Group Company.

22.2
The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

23.	NOTICES

23.1
Any notice to be given under this Agreement by either party shall be in writing and if given by the Company shall be signed by a Director (other than the Executive) or some other duly authorised officer or agent of the Company and if given by the Executive shall be signed by him.

23.2
Any notice to the Company shall be served at the address of its registered office for the time being. A copy of any notice to the Company shall also be delivered to the General Counsel of Interface, Inc., to its registered office for the time being. Such notice and the copy may be delivered by hand or sent by first class recorded delivery post.

23.3
Any notice to the Executive shall be served on him in person or at his last known private address in the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

24.	LAW AND JURISDICTION

24.1	This Agreement is governed by and shall be construed in accordance with English law.

24.2
The parties submit to the exclusive jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that it is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

25.	GENERAL PROVISIONS

25.1	Any amendment to this Agreement must be recorded in writing and signed by the parties to be effective.

25.2	The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:-

25.2.1	the validity or enforceability of such provisions for any other purpose;

25.2.2	the remainder of such provisions; or

25.2.3	the remaining provisions of this Agreement.

25.3
No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.

25.4	The parties agree that they have negotiated the terms of this Agreement on an equal footing and that accordingly the contra proferentem rule shall not apply to the interpretation of this Agreement.

25.5
This Agreement may be executed in counterparts which together shall constitute one Agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original counterpart (including such signature page) as soon as reasonably practicable thereafter.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

APPENDIX 1

[TO BE PRINTED ON IEL HEADED PAPER]

Dear Lindsey

IOM residency and your pension arrangements

This letter is to confirm the position with regard to your pension arrangements on your move to the Isle of Man (IOM).

As set out in your IOM service agreement and your UK service agreement you are entitled to be a member of the pension scheme made available to you by Interface Europe Limited (the "Company") from time to time. Presently that means you may remain a member of the Readicut Section of the Interface Europe Pension Scheme operated by the Company, and of which you are currently a member, as at the date of this Letter (the "Scheme") subject to the rules of the Scheme from time to time in force.

You shall continue to accrue benefits on the same basis as at present, namely as an Executive Member of the Readicut Section, until such time as your membership ceases in accordance with the Scheme rules.

For the purposes of Pensionable Service under the Scheme, the service under the IOM service agreement and the UK service agreement shall be aggregated so that the two periods of service shall together make up your Pensionable Service under the Scheme, so that your Pensionable Service will be calculated on a full time basis for the period under which you are employed pursuant to both the IOM service agreement and the UK service agreement.

Your Pensionable Service under the new service agreements shall be continuous with the Pensionable Service already accrued in the Scheme.

Your Pensionable Salary for the purposes of the Scheme will be calculated in accordance with the rules of the Scheme but using as your salary the aggregate amounts payable under both your IOM service agreement and your UK service agreement. Your pensionable salary will be capped as at present, with only that part of your Pensionable Salary below the 'Permitted Maximum' being taken into account (in accordance with the Registered Pension Schemes (Modification of the Rules of Existing Schemes) Regulations 2006, but without limitation to the transitional period as defined in those regulations). Your salary under the UK service agreement will count first towards your Pensionable Salary, with the salary under the IOM service agreement added in afterwards, up to the level of the 'Permitted Maximum' cap.

As part of your salary will now be paid under the IOM agreement, only that part of your contributions to the Scheme which relates to the UK service agreement will qualify for tax relief under the UK tax regime. You are taking your own tax advice with regard to the relocation to the Isle of Man, and we therefore leave you to confirm the tax position for your own personal position.

Your benefits from the Scheme will be paid into a single UK bank account in Sterling, and the trustees of the Scheme will deduct any appropriate taxes or charges in accordance with the Scheme rules and all applicable tax legislation.

The provisions relating to the Scheme, including transfer entitlements and preservation will continue to be governed by English law.

Yours sincerely

/s/ Simon Carlton

S Carlton

Company Secretary

  SCHEDULE 1

  STATEMENT OF TERMS AND CONDITIONS

(Clause 1.8)

The following information is given to supplement the information given in the body of the Agreement and to comply with the requirements of section 1 of the Employment Rights Act 1996:-

1.	There are no collective agreements which directly affect the terms and conditions of the Employment.

SIGNED as a Deed
(but not delivered until dated) by
Lindsey Parnell
in the presence of:-

Signature of witness: /s/   A. Parnell

Name of witness:   Alison Parnell

Address:    Old School House
         Waxey
         Isle of Mann
         IM4 7HZ

Occupation:    Housewife

) ) ) )	/s/ Lindsey K. Parnell

EXECUTED as a Deed (but not delivered until dated) by Interface Europe Ltd acting by two Directors or a Director and the Secretary:-	) ) ) ) )
Director /s/ Jan Hasselman Secretary /s/ S. Carlton